Exhibit 10.449

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

BR ARCHCO MOREHEAD JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF DECEMBER 29, 2016

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6.3	Distributions of Distributable Funds	14

Section 7.	Allocations	15

7.1	Allocation of Net Income and Net Losses Other than in Liquidation	15

7.2	Allocation of Net Income and Net Losses in Liquidation	15

7.3	Special Tax Allocations	15

7.4	Disregarded Entities	17

7.5	Section 754 Adjustments	17

7.6	Computation of Income and Loss	17

Section 8.	Books, Records, Tax Matters and Bank Accounts	18

8.1	Books and Records	18

8.2	Reports and Financial Statements	18

8.3	Tax Matters Member	19

8.4	Bank Accounts	20

8.5	Tax Returns	20

8.6	Expenses	20

Section 9.	Management and Operations	20

9.1	Manager	20

9.2	Affiliate Transactions	23

9.3	Right to Participation in Other Ventures	23

9.4	Limitation on Actions of Members; Binding Authority	23

9.5	Project Administration Agreement	23

9.6	Operation in Accordance with REIT Requirements	23

9.7	FCPA	24

9.8	Lender Notices	24

Section 10.	Confidentiality	25

10.1	Confidential Information	25

10.2	Company Information	26

10.3	Pursuit of Company Opportunity	26

Section 11.	Representations and Warranties	26

11.1	In General	26

11.2	Representations and Warranties	26

Section 12.	Sale, Assignment, Transfer or other Disposition	29

12.1	Prohibited Transfers	29

12.2	Affiliate Transfers	29

12.3	Admission of Transferee; Limits on Transfer; Partial Transfers	30

12.4	Withdrawals	31

12.5	Removal	31

Section 13.	Dissolution	32

13.1	Limitations	32

13.2	Exclusive Events Requiring Dissolution	32

13.3	Liquidation	32

13.4	Continuation of the Company	33

Section 14.	Indemnification	33

14.1	Exculpation of Members and Manager	33

14.2	Indemnification by Company	34

14.3	Indemnification by Members	34

14.4	General Indemnification Terms	35

14.5	Pledge of Company Interest	36

Section 15.	Put/Call Agreement	36

15.1	Call Option	37

15.2	Put Option	37

15.3	Determination of Put/Call Purchase Price	37

15.4	Closing Process	39

15.5	Termination of Related Party Contracts	39

Section 16.	Miscellaneous	39

16.1	Notices	39

16.2	Governing Law	41

16.3	Successors	41

16.4	Pronouns	41

16.5	Table of Contents and Captions Not Part of Agreement	41

16.6	Severability	41

16.7	Counterparts	42

16.8	Entire Agreement and Amendment	42

16.9	Further Assurances	42

16.10	No Third Party Rights	42

16.11	Incorporation by Reference	42

16.12	Limitation on Liability	42

16.13	Remedies Cumulative	43

16.14	No Waiver	43

16.15	Limitation On Use of Names	43

16.16	Publicly Traded Partnership Provision	43

16.17	Uniform Commercial Code	43

16.18	Public Announcements	43

16.19	No Construction Against Drafter	44

EXHIBITS

Exhibit A	Capital Contribution Amounts
Exhibit B	Examples of the application of Section 9.1(e)
Exhibit C	Officers

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

BR ARCHCO MOREHEAD JV, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of BR ArchCo Morehead JV, LLC (the “Company”) is made and entered into and is effective as of December 29, 2016, by BR Morehead JV Member, LLC, a Delaware limited liability company (“Bluerock”), WMH Sponsor LLC, a Delaware limited liability company (“ArchCo”), and TG-BR Partners, LLC, a Georgia limited liability company (“Smith LLC”).

WITNESSETH :

WHEREAS, the Company was formed as limited liability company on July 29, 2015, pursuant to the Act;

WHEREAS, Bluerock and ArchCo have entered into that certain Amended and Restated Limited Liability Company Agreement of BR ArchCo Morehead JV, LLC, dated as of January 6, 2016 (the “Original Agreement”), which is the current limited liability company agreement for the Company; and

WHEREAS, the parties now desire to (i) admit Smith LLC as a member of the Company and (ii) amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and restate the Original Agreement to be as follows and agree among themselves, as the limited liability company agreement for the Company, as follows:

Section 1.          Definitions.

As used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

"Additional Contributions" shall have the meaning provided in Section 5.2.

“Affiliate” shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise. In addition, “Affiliate” shall include as to any Person any other Person related to such Person within the meaning of Code Sections 267(b) or 707(b)(1). Notwithstanding the foregoing, with respect to Smith LLC, “Affiliate” shall mean only J. Bradford Smith.

“Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“ArchCo” shall have the meaning provided in the first paragraph of this Agreement.

“Bluerock” shall have the meaning provided in the first paragraph of this Agreement.

“Bluerock Guaranties” shall have the meaning provided in Section 4.2.

“Bluerock REIT” shall means Bluerock Residential Growth REIT, Inc., a Maryland corporation.

“Business Day” means any day excluding a Saturday, Sunday and any other day during which there is no scheduled trading on the New York Stock Exchange.

“Call Election Notice” shall have the meaning provided in Section 15.1.

“Call Option” shall have the meaning provided in Section 15.1.

“Capital Account” shall have the meaning provided in Section 5.6.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash contributed by such Member to the capital of the Company and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

“Cash Flow” shall mean, for any period for which Cash Flow is being calculated, gross cash receipts of the Company, including distributions made to the Company by a Subsidiary and revenues from the investment of cash balances held by the Company, but excluding loans to the Company and Capital Contributions, less the following payments and expenditures (i) all payments of operating expenses of the Company, (ii) all payments of principal of, interest on and any other amounts due with respect to indebtedness, leases or other commitments or obligations of the Company (including loans by a Member or any of its Affiliates to the Company), (iii) all sums expended by the Company for capital expenditures, (iv) all prepaid expenses of the Company, (v) all sums expended by the Company which are otherwise capitalized, and (vi) contributions, loans and advances made to a Subsidiary by the Company during the period from any source other than proceeds of loans to the Company or Capital Contributions.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

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“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement” shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into by the Company or any Subsidiary of the Company under, pursuant to, or in connection with this Agreement or the conduct of the business of the Company or any Subsidiary of the Company (including the development, construction, ownership or operation of the Property), and any certifications made in connection therewith, or amendment or amendments made at any time or times heretofore or hereafter to any of the same, including, without limitation, the Project Administration Agreement and the Construction Financing Documents and amendment or amendments made at any time or times heretofore or hereafter to any of the same.

“Company” shall mean BR ArchCo Morehead JV, LLC, a Delaware limited liability company organized under the Act.

“Confidential Information” shall have the meaning provided in Section 10.1.

“Construction Financing Documents” shall have the meaning provided in Section 4.1.

“Construction Financing Guaranties” shall have the meaning provided in Section 4.2.

“Construction Financing Guaranty Distribution” shall have the meaning provided in Section 5.8.

“Construction Financing Guaranty Payments” shall have the meaning provided in Section 5.8.

“Construction Lender” shall have the meaning provided in Section 4.1.

“Construction Loan” shall have the meaning provided in Section 4.1.

“Construction Loan Carry Guaranty” shall have the meaning provided in Section 4.2.

“Construction Loan Carve Out Guaranty” shall have the meaning provided in Section 4.2.

“Construction Loan Completion Guaranty” shall have the meaning provided in Section 4.2.

“Construction Loan Environmental Indemnity” shall have the meaning provided in Section 4.2.

“Delaware UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Development Agreement” shall mean the Development Services Agreement, dated as of November 20, 2015, between the Property Owner and the Development Manager.

“Development Manager” shall mean BRG Morehead Development Manager, LLC.

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“Disproportionate Capital” shall mean, with respect to any Member, the amount, if any, by which (i) the aggregate unreturned Additional Contributions of the Member for whom Disproportionate Capital is being calculated exceed (ii) an amount equal to (A) the unreturned Additional Contributions of the Member with the smallest Funded Ratio multiplied by (B) a fraction the numerator of which is the Percentage Interest of the Member for whom Disproportionate Capital is being calculated and the denominator of which is the Percentage Interest of the Member with the smallest Funded Ratio.

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean the sum of (i) an amount equal to the Cash Flow of the Company for such month or other period, as applicable, plus any amounts released from Company reserves (other than amounts used for payment of Company obligations or liabilities or to provide funds to a Subsidiary for obligations or liabilities of a Subsidiary) as reduced by (ii) reserves for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes, the amounts of which shall be reasonably determined from time to time by the Manager.

“Distributions” shall mean the distributions paid (or, if the context requires, payable or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Evaluation” shall have the meaning provided in Section 15.3(b).

“Final Completion” shall have the meaning given to “Project Final Completion” in the Project Administration Agreement.

“Final Restructuring Documents” shall have the meaning provided in Section 9.1(e).

“Fiscal Year” shall mean each calendar year ending December 31.

“Flow-Through Entity” shall have the meaning provided in Section 12.3(b)(iv).

“FMV” shall have the meaning provided in Section 15.3(a).

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Funded Ratio” shall mean, for any Member, a number equal to (i) the unreturned Additional Contributions of the Member divided by (ii) an amount equal to the aggregate of the unreturned Additional Contributions of all Members as of the time in question multiplied by the Percentage Interest of the Member for whom the Funded Ratio is being calculate.

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“Hurdle Return Rate” means an internal rate of return, compounded monthly, equal to fifteen percent (15%).

“Income” shall mean the gross income (or items thereof) recognized by the Company for federal income tax purposes for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

“Indemnifying Party” shall have the meaning provided in Section 14.4(c).

“Indemnity Collateral” shall have the meaning provided in Section 14.5(a).

“Inducement Obligations” shall have the meaning provided in Section 14.5(a).

“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded such Member under this Agreement and the duties and obligations of such Member hereunder.

“Land” shall mean the land located at 1309 and 1331 West Morehead Street and 811 and 829 South Summit Avenue, Charlotte, North Carolina, together with related rights and appurtenances.

“Loans” shall have the meaning provided in Section 4.1.

“Loss” shall mean the aggregate of losses, deductions and expenses recognized by the Company for federal income tax purposes for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

“Manager” shall have the meaning set forth in Section 9.1(a).

“Member” and “Members” shall mean Bluerock, ArchCo, Smith LLC and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.

“Member in Question” shall have the meaning provided in Section 16.13.

“Mezzanine Loan Carve Out Guaranty” shall have the meaning provided in Section 4.2.

“Mezzanine Loan Completion Guaranty” shall have the meaning provided in Section 4.2.

“Mezzanine Loan Environmental Indemnity” shall have the meaning provided in Section 4.2.

“Mezzanine Lender” shall have the meaning provided in Section 4.1.

“Mezzanine Loan” shall have the meaning provided in Section 4.1.

“Minority Material Rights” shall have the meaning provided in Section 9.1(e).

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“Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

“Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

“New York UCC” shall have the meaning set forth in Section 16.18.

“Original Agreement” shall have the meaning provided in the recitals of this Agreement.

“Ownership Restructuring” shall have the meaning provided in Section 9.1(e).

“party” shall have the meaning provided in Section 16.5.

“Percentage Interests” shall mean, subject to adjustment as provided in this Agreement, (i) 83.28% as to Bluerock, (ii) 12% as to ArchCo and (iii) 4.72% as to Smith LLC.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“PM Reports” shall have the meaning provided in Section 8.2.

“Project Administration Agreement” shall mean that certain Project Administration Agreement dated November 24, 2015 between the Development Manager and the Project Manager, to which the Property Owner joined for the purposes therein stated.

“Project Manager” shall mean ArchCo WMH PM LLC, a Delaware limited partnership.

“Property” shall mean the Land and the multi-family residential development (expected to contain 286 residential units) to be constructed thereon, together with related property, including the fixtures, furnishing, equipment and other tangible personal property owned by the Company or a Subsidiary and located at the Property.

“Property Owner” shall mean BR – ArchCo Morehead, LLC, a Delaware limited liability company, a wholly-owned Subsidiary of the Company and title holder of the Property.

“Property Stabilization” means the last day of the month in which the Property has attained at least ninety-two and one-half percent (92.5%) occupancy for three (3) consecutive months.

“Pursuer” shall have the meaning provided in Section 10.3.

“Put Election Notice” shall have the meaning provided in Section 15.2.

“Put Option” shall have the meaning provided in Section 15.2.

“Put/Call Closing Date” shall have the meaning provided in Section 15.4.

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“Put/Call Election Notice” shall have the meaning provided in Section 15.3(a).

“Put/Call Purchase Price” shall have the meaning provided in Section 15.3(a).

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Smith Guaranties” shall have the meaning provided in Section 4.2.

“Smith LLC” shall have the meaning provided in the first paragraph of this Agreement.

“Special Distribution” shall have the meaning provided in Section 5.3.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which fifty percent (50%) or more of the capital stock or other equity securities is owned, directly or indirectly, by the Company.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise.

“Unreturned Capital Contributions” shall mean, with respect to each Member, (i) the aggregate amount of such Member’s Capital Contributions decreased by (ii) the sum of (A) the amount of money previously distributed by the Company to such Member pursuant to Section 6.3(d) or 6.3(f) and (B) the fair market value (determined by the Members) of any property previously distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752) pursuant to Section 6.3(d) or 6.3(f).

Section 2.	Organization of the Company.

2.1           Name. The name of the Company shall be “BR ArchCo Morehead JV, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as the Manager deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

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2.2           Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, 160 Greentree Drive, Suite 101, Dover, DE 19904. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Registered Agents, 160 Greentree Drive, Suite 101, Dover, DE 19904. The Manager may at any time on five (5) days prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3           Principal Office. The principal address of the Company shall be c/o Bluerock, 712 Fifth Avenue, 9th Floor, New York, NY 10019, or at such other place or places as may be determined by the Manager from time to time.

2.4           Filings. An authorized person (within the meaning of the Act) has duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing. The Manager shall use its reasonable best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5           Term. The Company shall continue in existence from the date hereof until January 31, 2065, unless extended by the Manager, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6           Expenses of the Company. Subject to the terms of Sections 8.6 and 9.1, no fees, costs or expenses shall be payable by the Company to any Member.

2.7           Tax Status. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes.

Section 3.	Purpose.

3.1           Company Purposes. The purposes of the Company will be (i) to develop the Property, either directly or through one or more Subsidiaries, (ii) to hold ownership interests in one or more Subsidiaries, and to act as a partner, manager or member of any such Subsidiary, and to take action in the management of a Subsidiary and its business, and (iii) to carry out other activities incident to the purposes enumerated in this Section 3.1. The Company’s interest in a Subsidiary may be held directly or through one or more other Subsidiaries. The Company’s interest in a Subsidiary may represent all or only a part of the ownership interests in the Subsidiary.

3.2           Development of the Property. For purposes of this Section 3, development of the Property includes (i) acquisition and ownership of the Land by the Company or a Subsidiary, (ii) construction and development of the Property, and constructing other facilities (including facilities not on the Land) to the extent required by governmental authorities or otherwise appropriate for the Property, (iii) acquisition, ownership, leasing, operation, maintenance, management, repair, financing, refinancing, sale or other disposition and other dealings with the Property and (iv) other business typical for an owner or operator of a development similar to the Project.

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3.3           Borrowing. The purposes of the Company include borrowing money to finance development of the Property and the conduct of the business of the Company or a Subsidiary, including paying costs of developing, constructing or operating the Property or making loans, advances or contributions to one or more Subsidiaries for such purpose, all subject to any requirement for approval by the Members contained in this Agreement.

3.4           Investment Intent. The Members and the Manager acknowledge that the Property is to be developed and held for investment with the intent of maximizing the return to the Members, but such investment intent shall not preclude a disposition of the Property at any time otherwise allowed by this Agreement.

Section 4.	Construction Financing.

4.1           Loans and Construction Financing Documents. In order to provide part of the construction financing for the Property, the Members intend that, immediately after the effectiveness of this Agreement: (i) the Property Owner will obtain a mortgage loan from Bank of the Ozarks (the “Construction Lender”) in the amount of $34,500,000 (the “Construction Loan”); and (ii) BR ArchCo Morehead Mezz, LLC (a Subsidiary) will obtain a mezzanine loan from Nationwide Mutual Fire Insurance Company (the “Mezzanine Lender”) in the amount of $7,250,000 (the “Mezzanine Loan”). The Construction Loan and the Mezzanine Loan are referred to, collectively, as the “Loans” in this Agreement. The documents evidencing, securing or guaranteeing the Construction Loan and/or the Mezzanine Loan (including, for the avoidance of doubt, the Construction Financing Guaranties) are referred to, collectively, as the “Construction Financing Documents” in this Agreement.

4.2           Construction Financing Guaranties. It is anticipated that Affiliates of Members will be required to provide the following in connection with the Loans: (i) a Guaranty from Bluerock REIT to the Mezzanine Lender (the “Mezzanine Loan Carve Out Guaranty”); (ii) a Guaranty from J. Bradford Smith to the Mezzanine Lender (the “Mezzanine Loan Completion Guaranty”); (iii) an Environmental and Hazardous Substances Indemnity Agreement from Bluerock REIT to the Mezzanine Lender (the “Mezzanine Loan Environmental Indemnity”); (iv) a Guaranty (Debt Service and Carry) from Bluerock REIT to the Construction Lender (the “Construction Loan Carry Guaranty”); (v) a Guaranty (Carveout) from Bluerock REIT to the Construction Lender (the “Construction Loan Carve Out Guaranty”); (vi) a Guaranty (Completion) from J. Bradford Smith to the Construction Lender (the “Construction Loan Completion Guaranty”); and (vii) an Environmental Indemnity Agreement from Bluerock REIT to the Construction Lender (the “Construction Loan Environmental Indemnity”). The Mezzanine Loan Carve Out Guaranty, the Mezzanine Loan Environmental Indemnity, the Construction Loan Carve Out Guaranty, the Construction Loan Carry Guaranty and the Construction Loan Environmental Indemnity are referred to, collectively, as the “Bluerock Guaranties” in this Agreement. The Mezzanine Loan Completion Guaranty and the Construction Loan Completion Guaranty are referred to, collectively, as the “Smith Guaranties” in this Agreement. The Bluerock Guaranties and the Smith Guaranties are referred to, collectively, as the “Construction Financing Guaranties” in this Agreement.

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4.3           Authorization of Loans. The Members hereby authorize the Company (acting for itself or in a representative capacity on behalf of the Property Owner, BR ArchCo Morehead Mezz, LLC or any other Subsidiary) to take such actions as any Bluerock (acting as the Manager) or any officer of the Company determines is appropriate (i) to obtain the Construction Loan and the Mezzanine Loan and to enter into the Construction Financing Documents on terms as Bluerock (acting as the Manager) or any officer of the Company may conclude are appropriate, (ii) to execute and deliver such Construction Financing Documents (including loan agreements, promissory notes, deeds of trust, security agreements, assignments and collateral assignments, assignments of rents and lease, notices, affidavits, and other documents, instruments, agreements, certificates and consents) as are required by the Construction Lender or the Mezzanine Lender or as Bluerock (acting as the Manager) or any officer of the Company otherwise considers necessary, appropriate or desirable to effectuate the Construction Loan and/or the Mezzanine Loan, (iii) to encumber, as security for the Construction Loan, the Property and any other property of the Company, the Property Owner, BR ArchCo Morehead Mezz, LLC or another Subsidiary as are required by the Construction Lender or the Mezzanine Lender or as Bluerock (acting as the Manager) or any officer of the Company otherwise considers necessary, appropriate or desirable to effectuate the Construction Loan and to encumber, as security for the Mezzanine Loan, the ownership interests in the Property Owner and BR ArchCo Morehead Mezz, LLC (a Subsidiary owned by the Company) and any other property of the Company, the Property Owner, BR ArchCo Morehead Mezz, LLC or another Subsidiary as are required by the Construction Lender or the Mezzanine Lender or as Bluerock (acting as the Manager) or any officer of the Company otherwise considers necessary, appropriate or desirable to effectuate the Mezzanine Loan and (iv) to perform the obligations of the Company, and to cause the Property Owner, BR ArchCo Morehead Mezz, LLC and each other Subsidiary to perform their respective obligations, under the Construction Financing Documents. The Members further authorize Bluerock (acting as the Manager) or any officer of the Company, on behalf of the Company (acting for itself or in a representative capacity on behalf of the Property Owner, BR ArchCo Morehead Mezz, LLC or any other Subsidiary), (i) to negotiate definitive terms of the Construction Financing Documents, (ii) to execute and deliver such Construction Financing Documents (including loan agreements, promissory notes, deeds of trust, security agreements, assignments and collateral assignments, assignments of rents and lease, notices, affidavits, and other documents, instruments, agreements, certificates and consents) as are required by the Construction Lender or the Mezzanine Lender or as Bluerock (acting as the Manager) or any officer of the Company otherwise considers necessary, appropriate or desirable to effectuate the Construction Loan and/or the Mezzanine Loan, (iii) to encumber, as security for the Construction Loan, the Property and any other property of the Company, the Property Owner, BR ArchCo Morehead Mezz, LLC or another Subsidiary as are required by the Construction Lender or the Mezzanine Lender or as Bluerock (acting as the Manager) or any officer of the Company otherwise considers necessary, appropriate or desirable to effectuate the Construction Loan and to encumber, as security for the Mezzanine Loan, the ownership interests in the Property Owner and BR ArchCo Morehead Mezz, LLC (a Subsidiary owned by the Company) and any other property of the Company, the Property Owner, BR ArchCo Morehead Mezz, LLC or another Subsidiary as are required by the Construction Lender or the Mezzanine Lender or as Bluerock (acting as the Manager) or any officer of the Company otherwise considers necessary, appropriate or desirable to effectuate the Mezzanine Loan and (iv) to cause the Company, the Property Owner, BR ArchCo Morehead Mezz, LLC and each other Subsidiary to perform their respective obligations, under the Construction Financing Documents.

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Section 5.	Unreturned Capital Contributions and Capital Accounts.

5.1	Initial Capital Contributions.

(a)          The Members acknowledge and agree that, immediately prior to effectiveness of this Agreement, the Unreturned Capital Contributions of Bluerock and ArchCo are as set forth on Exhibit A attached hereto and made a part hereof.

(b)          Immediately upon effectiveness of this Agreement, Smith LLC and Bluerock shall each make a Capital Contribution to the Company in the amount listed for it on Exhibit A attached hereto and made a part hereof.

5.2	Additional Capital Contributions.

(a)          The Members may be called upon to make Capital Contributions to the Company ("Additional Contributions") from time to time to satisfy Company obligations or liabilities or obligations or liabilities of a Subsidiary, in any such case to the extent no other funds (including proceeds of the loans obtained by the Company or a Subsidiary or funds held in reserves by the Company or a Subsidiary) are then available. If the Manager projects that Additional Contributions will be needed, the Manager may issue a capital call notice to the Members setting forth the amount of the projected deficit, stating in reasonable detail the proposed use of funds, and requesting that each Member fund an Additional Contribution in an amount equal to its Percentage Interest of the projected deficit. Following the issuance of a capital call notice, each Member (including the Manager if it also is a Member) may make an Additional Contribution in an amount up to its Percentage Interest of the projected deficit as set forth in the capital call notice.

(b)          If a capital call notice is issued, and if any Member does not make an Additional Contribution equal to its Percentage Interest of the projected deficit within 10 days, the other Members may take the following action:

(1)         Any Member may withdraw all or part of any Additional Contribution previously made by it in response to the capital call notice.

(2)         Any Member may make an Additional Contribution in an amount up to its proportionate share (based on the respective Percentage Interests of the Members who elect to fund under this paragraph (2)) of the unfunded portion of the Additional Contributions requested in the capital call notice; provided, however, that if any funding Member elects to make an Additional Contribution in an amount less than its proportionate share, other Members may make further Additional Contributions in amounts up to their respective proportionate share (based on their respective Percentage Interests), with such process to be repeated until the requested Additional Contributions are fully funded or each Member has funded the entire amount of Additional Contributions that it is willing to fund.

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The Manager will give the Members notice if, after issuance of a capital call notice, any Member does not make an Additional Contribution equal to its Percentage Interest of the Additional Contributions requested in the capital call notice. Any withdrawal pursuant to paragraph (1) above must be made within 10 days after the date of the Manager's notice pursuant to the preceding sentence, and any Additional Contribution pursuant to paragraph (2) above must be made within 20 days after the date of the Manager's notice pursuant to the preceding sentence.

(c)          A Member will have no obligation to make any Additional Contribution pursuant to Section 5.2(a) or 5.2(b).

5.3           Special Distribution to Smith LLC. In recognition of the risk undertaken by its Affiliate, J. Bradford Smith, under the Smith Guaranties, the Company will make a distribution to Smith LLC (the “Special Distribution”) in the amount of $417,500, which will be paid on the terms and in the priority provided for in Section 6.3. For the avoidance of doubt, the Special Distribution is subordinate in right of payment to certain of the Company’s pay out of other payments and distributions as contemplated by Section 6.3.

5.4	Return of Capital Contribution.

(a)          Except as approved by the Manager, no Member shall have any right to withdraw or make a demand for withdrawal of all or part of the balance reflected in such Member’s Capital Account (as determined under Section 5.6) or the Member’s Unreturned Capital Contributions.

(b)          Any property distributed in kind in a liquidation will be valued and treated as though the property were sold and cash proceeds distributed.

(c)          Each Member will look solely to the assets of the Company for the return of its Capital Contributions, and if the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the investment of each Member, no Member will have recourse against any other Member or the Manager for return of its Capital Contribution.

5.5           No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company. No interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

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5.6           Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. The Capital Account balance for each of ArchCo and Bluerock, as it stands immediately before the effectiveness of this Agreement, will be carried forward as such Member’s initial Capital Account balance for purposes of this Agreement. The Capital Account of each Member shall be increased by the following, in the case of Bluerock or ArchCo, to the extent not already reflected in its initial Capital Account: (i) the amount of any Capital Contributions made by such Member, including for Smith LLC and Bluerock, the amount of the Capital Contribution funded on the Effective Date as provided for in Section 5.1(b), (ii) in the case of Smith LLC, the amount of the Special Distribution, (iii) the amount of Income allocated to such Member and (iv) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Account of each Member shall be reduced by the following, in the case of Bluerock or ArchCo, to the extent not already reflected in its initial Capital Account: (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Code Section 752), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Section 6.3 or Section 13.3(d)(ii). In addition, the Capital Account of each Member will be adjusted as required by Regulations Section 1.704-1(b)(2)(iv) if the Manager concludes such adjustments are necessary to comply with the Code. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7           New Members. Subject to Section 9.1(e), the Manager may cause the Company to issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Manager shall reasonably require to so admit such new Member to the Company.

5.8           Construction Financing Guaranty Distribution. If J. Bradford Smith or Bluerock REIT makes any payment or payments under or with respect to any or all of the Construction Financing Guaranties (collectively, the “Construction Financing Guaranty Payments”), and if such Construction Financing Guaranty Payments are not otherwise reimbursed to the payor by the Company, a Subsidiary or a Member or Manager, then the Company will make distributions to the payor (the “Construction Financing Guaranty Distributions”) in the amount of the unreimbursed Construction Financing Guaranty Payments, which will be paid on the terms and in the priority provided for in Section 6.3. Rights under this Section 5.8 do not affect (i) rights to indemnification or other recovery rights to which J. Bradford Smith or Bluerock REIT is entitled under a provision of this Agreement (including Section 14.2) or as a matter of law or (ii) the rights of the Manager to call for Additional Contributions under Section 5.2 for the purpose of reimbursing any Construction Financing Guaranty Payment.

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Section 6.	Distributions.

6.1           General. The Manager shall distribute all Distributable Funds held by the Company and to be distributed to the Members in accordance with this Agreement.

6.2           Prohibited Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make any Distributions prohibited by the terms of the Act.

6.3           Distributions of Distributable Funds. Subject to the provisions of Section 6.2, on the fifteenth (15th) day of each month (or the next Business Day if such fifteenth (15th) day is not a Business Day), the Manager shall distribute all Distributable Funds on hand as of the last day of the prior month to the Members as follows:

(a)          First, to J. Bradford Smith until J. Bradford Smith has received (i) a return on the unpaid portions of the Construction Financing Guaranty Payments owed to him (as the balance thereof stands from time to time) calculated at the Hurdle Return Rate and (ii) the unpaid portion of the Construction Financing Guaranty Payments owed to him;

(b)          Second, to Bluerock REIT until Bluerock REIT has received (i) a return on the unpaid portions of the Construction Financing Guaranty Payments owed to it (as the balance thereof stands from time to time) calculated at the Hurdle Return Rate and (ii) the unpaid portion of the Construction Financing Guaranty Payments owed to it;

(c)          Third, to the Members, pari passu, until each Member has received a return on its Disproportionate Capital (as the balance thereof stands from time to time), calculated at the Hurdle Return Rate;

(d)          Fourth, if any Member has Disproportionate Capital, to the Members who have Disproportionate Capital, pari passu, until the Disproportionate Capital has been returned to all such Members;

(e)          Fifth, to the Members, pari passu, until each Member has received a return on the Unreturned Capital Contributions and the unpaid portion of the Special Distribution due it, calculated at the Hurdle Return Rate;

(f)           Sixth, to the Members, pari passu, until each Member has received the Unreturned Capital Contributions and the unpaid portion of the Special Distribution due it; and

(g)          Seventh, the remaining amount, if any, among the Members in accordance with their Percentage Interests.

The Hurdle Return Rate will be calculated on Unreturned Capital Contributions from the date the first Capital Contribution was funded to the Company, determined for each Member based on the balance of the Unreturned Capital Contributions of the Member from time to time; the Hurdle Return Rate will be calculated on the unpaid portion of the Special Distribution from the effective date of this Agreement, determined on the balance of the Special Distribution that remains unpaid from time to time; the Hurdle Return Rate shall be calculated on the unpaid balance of each Construction Financing Guaranty Payment from the date such Construction Financing Guaranty Payment was made by J. Bradford Smith or Bluerock REIT, as applicable. Distributions to a Member under paragraph (d) above will be treated as a return of Additional Contributions of the Member. Distributions to a Member under paragraph (f) above allocable to Unreturned Capital Contributions will be treated, first, as a return of Additional Contributions of the Member, until all Additional Contributions of the Member have been returned, then, as a return of other Capital Contributions.

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Section 7.	Allocations.

7.1           Allocation of Net Income and Net Losses Other than in Liquidation. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the Distributions that would be made to such Member pursuant to Section 6.3 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 6.3 immediately after such allocation.

7.2           Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(ii). To the extent the allocation of Net Profit or Net Loss does not cause the Capital Account of each Member to equal the Distributions to a Member, items of income or gain (including items of gross income) will be reallocated to any Member with a Capital Account which is less than its Distributions, and items of loss, deduction or expense will be reallocated to any Member with a Capital Account that is greater than its Distributions, in each case in such manner as to reduce, to the greatest extent possible, the difference for each Member between the Distributions to the Member and the Capital Account of the Member.

7.3	Special Tax Allocations.

(a)          Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to this Section 7.

(b)          In accordance with Code Section 704(c) and the Regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with such method set forth in Regulations Section 1.704-3(b) as the Manager approves. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or Distributions pursuant to any provisions of this Agreement.

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(c)          If there is a net decrease in partnership minimum gain (as defined in Regulations Section 1.704-2(d)) or partner nonrecourse debt minimum gain (as defined in Regulations Section 1.704-2(i)) during any applicable period, prior to any other allocation provided for in this Section 7, the Member whose partner nonrecourse debt minimum gain has decreased or, if partnership minimum gain has decreased, all Members will be specially allocated items of income or gain for the applicable period (and, if necessary, subsequent periods) in an amount and manner required by Regulations Section 1.704-2(f) or 1.704-2(i)(4). The items to be allocated will be determined in accordance with Regulations Section 1.704-2.

(d)          Any Member who unexpectedly receives an adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) which causes or increases a negative balance in its Capital Account will be allocated items of income or gain sufficient to eliminate as quickly as possible the increase or negative balance, whichever is less, to the extent required by paragraph (4), (5) and (6) of Regulations Section 1.704-1(b)(2)(ii)(d). To the extent allowable under Regulations Section 1.704-1(b), any Member receiving an allocation under this Section 7.3(d) will be allocated nonrecourse deductions (as defined in Regulations Section 1.704-2(b)) in the relevant tax year (and, if necessary, any succeeding tax year) until the aggregate nonrecourse deductions so allocated are equal to the amount of income or gain allocated under this Section 7.3(d).

(e)          Subject to Section 7.3(c) and 7.3(f), nonrecourse deductions (as defined in Regulations Section 1.704-2(b)) for any period will be allocated among the Members in proportionate shares, based upon the respective Percentage Interests of the Members.

(e)          Any partner nonrecourse deductions (as defined in Regulations Section 1.704-2(i)) for any period will be allocated to the Member that made, guaranteed or is otherwise liable with respect to the liability to which the partner nonrecourse deductions are attributable in accordance with the principles of Regulations Section 1.704-2(i).

(f)          No allocation of Net Loss will be made to a Member to the extent that, after the allocation, the Member would have a negative Capital Account balance after crediting to the Capital Account any amounts that the Member is deemed obligated to restore as described in Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1) and debiting the Capital Account for items described in paragraph (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d).

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(g)          With respect to any Member who, for any reason, is a Member in the Company for a period less than the Company's full taxable year, the Member's distributive share of Net Income or Net Losses and items of income and deduction from operations for that year may be determined by using an interim closing of the Company's books, prorating the Net Income or Net Losses and items of income and deduction, or any other reasonable method permitted under Code Section 706 as the Manager, in its discretion, may select.

(h)          The book basis of Company property (or property of a disregarded entity that is deemed owned by the Company under applicable income tax rules) will be adjusted to equal its fair market value (as determined by the Manager) upon the occurrence of any event specified in subparagraph (i), (ii) or (iii) of Regulations Section 1.704-1(b)(2)(iv)(e)(5), except a Capital Contribution to the Company in accordance with Section 5.1 or 5.2.

(i)           If the Manager determines that any allocation of Net Profit or Net Loss or an item of income, gain, loss, deduction or expense does not have "substantial economic effect" within the meaning of Code Section 704, the Manager may adjust the allocations contemplated by this Section 7 so as to comply with the Code, but any such adjustment shall be made to the minimum extent necessary to provide for compliance with the Code, taking into account future allocation that are likely to be made.

(j)           Any recapture of depreciation, amortization and other cost recovery deductions shall be allocated among the Members in proportion to the respective amounts of depreciation, amortization and cost recovery deductions allocated to each Member; provided, however, that this provision addresses only the character of the Net Profit allocated to a Member, and the recapture amount allocated to any Member shall not exceed the total Net Profit allocated to such Member for the applicable period.

7.4           Disregarded Entities. If the Company holds an ownership interest in any entity (including a Subsidiary) that is disregarded under Regulations Sections 301.7701-1 and 301.7701-2, this Section 7 and other tax-related provisions of this Agreement (including those related to determining book basis and Net Profit and Net Losses) will be construed accordingly. Among other things, Net Profit and Net Losses will be computed on a consolidated basis as if all activity of the disregarded entity were conducted by the Company, and property and assets of the disregarded entity will be treated as if property and assets of the Company.

7.5           Section 754 Adjustments. Upon the request of any Member, the Company and any applicable Subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of its property in the manner provided in Code Sections 734(b) and 743(b).

7.6           Computation of Income and Loss. The following will apply for purposes of computing Income and Loss under this Agreement:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account as an item of Income will be added to Income.

(b)          Any expenditure of the Company described in Code Section 705(a)(2)(B), or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account as an item of Loss will be added to Loss.

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(c)          Gain or loss resulting from transfer of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the book basis of the property, notwithstanding that the adjusted tax basis of the property differs from its book basis.

(d)          Any increase or decrease to Capital Accounts as a result of an adjustment to the book basis of Company property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) will be an item of Income or Loss, as appropriate.

(e)          If the basis of Company property is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv), depreciation computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) will be taken into account in lieu of the depreciation, amortization and other cost recovery deductions otherwise allowed in computing Income or Loss.

(f)          Income and Losses will be computed taking into account amounts allocated to the Company by any Subsidiary or, if a Subsidiary is a disregarded entity under Regulations Sections 301.7701-2 and 301.7701-2, results of a Subsidiary's operations that are treated as attributable directly to the Company.

Section 8.	Books, Records, Tax Matters and Bank Accounts.

8.1           Books and Records. The books and records of account of the Company shall be maintained in accordance with the accounting practices adopted by Manager. The books and records shall be maintained at the Company’s principal office or at a location designated by the Manager, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review and copying, at such Member’s sole cost and expense, during normal business hours on at least three (3) Business Days’ prior notice.

8.2	Reports and Financial Statements.

(a)          As soon as practicable after the end of each Fiscal Year, the Company shall cause each Member to be furnished with the following annual reports computed as of the last day of the Fiscal Year: (i) an unaudited balance sheet of the Company; (ii) an unaudited statement of the Company’s profit and loss; and (iii) a statement of the Members’ Capital Accounts and changes therein for such Fiscal Year.

(b)          As soon as practicable, the Company shall cause to be furnished to Bluerock such information as reasonably requested by Bluerock as is necessary for any REIT Member to determine its qualification as a REIT and its compliance with REIT Requirements.

(c)          The Company and the Manager shall be entitled to rely, with respect to its obligations under this Agreement, on the reports (“PM Reports”) it receives (i) from the Persons engaged by the Company or the Property Owner for property management and accounting services and (ii) under the Development Agreement and the Project Administration Agreement. The Members acknowledge that the reports to be furnished shall be based on the PM Reports, without any duty on the part of the Company or the Manager to further investigate the completeness, accuracy or adequacy thereof. The Company shall cause each Member to be furnished with copies of all PM Reports on a monthly basis.

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8.3           Tax Matters Member. Bluerock is hereby designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law) of the Company and the Subsidiaries, and the “partnership representative” for purposes of Code Sections 6221-6241 (as adopted as part of the Bipartisan Budget Act of 2015, P.L. 114-74) and corresponding provisions of applicable state law. These designations are effective only for the purpose of activities performed pursuant to the Code and corresponding provisions of applicable state law. Bluerock, in such capacities, is vested with all powers and duties as stated in the Code and corresponding provisions of applicable state law, including, without limitation, the right and authority to represent the Company and its Subsidiaries before any office of the Internal Revenue Service or a state tax authority with respect to tax matters regarding the Company or a Subsidiary and to appoint an attorney-in-fact to represent the Company or a Subsidiary before any office of the Internal Revenue Service or a state tax authority. Bluerock, in its capacities as tax matters partner and partnership representative, will be entitled to reimbursement for all fees and expenses reasonably incurred in connection with any tax-related matters of the Company or a Subsidiary. Bluerock, as tax matters partner or partnership representative, shall not bind any Member to a settlement agreement without first obtaining the approval of the Member. Bluerock, as tax matters partner or partnership representative, shall, to the extent possible, take such action as may be necessary to cause each of the Members to receive notices directly from the Internal Revenue Service or any state tax authority in any administrative proceeding at the Company or Subsidiary level relating to the determination of any Company or Subsidiary item of income, gain, loss, expense, deduction or credit. To the extent it is not possible to cause the Members to receive notices directly from the Internal Revenue Service or a state tax authority, Bluerock shall provide each Member with a copy of any notice that it receives from the Internal Revenue Service or any state tax authority as tax matters partner or partnership representative in any partnership administrative proceeding before the Internal Revenue Service or a state tax authority. Bluerock, as tax matters partner or partnership representative, shall promptly forward to each Member a copy of any significant written communication Bluerock may send to the Internal Revenue Service or any state tax authority in such capacity. If an audit results in an imputed underpayment as determined under Code Section 6225, Bluerock, as partnership representative, shall make the election under Code Section 6226(a) within 45 days after the date of the notice of final partnership adjustment in the manner provided by the Internal Revenue Service. If such an election is made, Bluerock shall furnish to each Member for the reviewed year a statement of such Member's share of any adjustment to income, gain, loss, deduction or credit as determined in the notice of final partnership adjustment, and each Member shall take such adjustment into account as provided in Code Section 6226(b). If, because of adjustments in any partnership administrative proceeding before the Internal Revenue Service or a state tax authority, the Company is required to pay any federal or state income tax allocable to a Member (including a Member who has withdrawn from the Company or transferred its Interest), the Company will be entitled to recover the amount paid from such Member, together with interest on such amount at the rate of 15% per annum, if the amount due is not paid with 15 days after demand by Bluerock. The provisions of this Section 8.3 shall survive any liquidation or dissolution of the Company and any withdrawal from the Company by a Member or the transfer of the Interest of a Member. The Company hereby indemnifies and holds harmless Bluerock from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the tax matters partner or partnership representative of the Company and the Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

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8.4           Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Manager and shall be withdrawn on the signature of such Person or Persons as the Manager may authorize.

8.5           Tax Returns. Bluerock shall prepare or cause to be prepared all income and other tax returns of the Company and the Subsidiaries pursuant to the terms and conditions of this Section 8.5. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company and the Subsidiaries under the Code or state tax law shall be timely determined and made by Bluerock. No later than the due date or extended due date, the Company shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and the Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns. The Manager shall further cause the Company to deliver any and all copies of tax returns of the Company and its Subsidiaries required to be delivered under any Collateral Agreement.

8.6           Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Manager in connection with its obligations will be reimbursed by the Company to the Manager. In addition, the Company will pay to Smith LLC the amount, up to $27,000, of the legal fees reasonably incurred by Smith LLC or J. Bradford Smith in connection with the admission of Smith LLC as a Member of the Company or the negotiation and delivery of the Smith Guaranties.

Section 9.	Management and Operations.

9.1	Manager.

(a)          The Company shall be managed by Bluerock (“Manager”), who shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company and its Subsidiaries.

(b)          The Manager shall provide such personnel that are reasonably necessary and appropriate to manage the day-to-day affairs of the Company. The Manager shall discharge its duties hereunder in accordance with the terms of this Agreement and applicable law. Except for the $50,000 allowance for construction oversight payable to or on behalf of the Manager through draws under the Construction Loan, the Manager shall not be entitled to any compensation in consideration for rendering the services described in this Agreement and shall only be paid or reimbursed to the extent expressly set forth herein. Manager, on behalf of the Company, will conduct or cause to be conducted the ordinary and usual business and affairs of the Company as required and as limited by this Agreement.

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(c)          Without limiting the generality of the foregoing, (i) the Manager shall conduct, direct and exercise full control over all activities of the Company, including, but not limited to, (A) subject to Sections 9.1(e), all decisions relating to subsequent Capital Contributions and (B) all decisions on behalf of the Company that the Company is permitted to take in its capacity as a direct or indirect owner of a Subsidiary, including with respect to the sale of, and the exercise of other rights with respect to, the Property and exercising rights under the Development Agreement and Project Administration Agreement, (ii) all management powers over the business and affairs of the Company (including as to all decisions that the Company is permitted to take in its capacity as a direct or indirect owner of a Subsidiary) shall be exclusively vested in the Manager and (iii) the Manager shall have the sole power to bind or take any action on behalf of the Company or a Subsidiary, or to exercise any rights and powers (including, without limitation, the rights and powers to take actions (including with respect to amendments, modifications or waivers), give or withhold consents or approvals (including with respect to any amendment, modification or waiver) or make determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or exercisable directly or indirectly by the Company as the holder of an ownership interest (direct or indirect) in any Subsidiary (including under the limited liability company agreement, operating agreement or partnership agreement of any Subsidiary), or which arise as a result of the Company’s ownership of securities or otherwise. Further to the foregoing, the Manager shall have the right to:

(i)          enter into or cause the Company or any Subsidiary to enter into any agreement regarding a financing or refinancing of the Property;

(ii)         enter into or cause the Company or any Subsidiary to enter into any agreement regarding a sale of the Property;

(iii)        subject to Article 16, dissolve or wind up the Company or any Subsidiary;

(iv)        determine the timing and amount of any investment in the Company or any Subsidiary and, subject to Section 9.1(e), to effect amendments to this Agreement and/or the limited liability company agreement, operating agreement or partnership agreement of any Subsidiary in order to effectuate such investments;

(v)         determine whether to repair or rebuild the Property in the event of casualty or condemnation of the Property;

(vi)        engage real estate brokers, mortgage bankers or mortgage brokers in connection with the sale of the Property or any Property financings or refinancings;

(vii)       enter into any lease, any amendment to a lease or any extension of the term of any lease;

(viii)      determine insurance carriers and types and amount of insurance coverage of the Company, any Subsidiary or the Property;

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(ix)         make decisions regarding accounting policy or procedures;

(x)          enter into, or cause the Property Owner to enter into, a property management agreement;

(xi)         retain or terminate a general contractor to manage the construction and development of the Property; and

(xii)        delegate its duties under this Agreement.

However, notwithstanding any of the foregoing, or any authority granted to the Manager in another provision of this Agreement, the Manager may not take any of the following actions without the prior written approval of Smith LLC: (i) amend or modify any Construction Financing Documents (other than the Bluerock Guaranties), or (ii) modify or alter the Property (including but not limited to the improvements to be constructed on the Land) or otherwise take action with respect to the Property that materially alters or increases the obligations of J. Bradford Smith under any or all of the Smith Guaranties.

(d)          The Manager may designate a president, one or more vice president, a treasurer, a secretary or other officers for the Company. An individual may hold more than one office. Each individual listed in Exhibit C is hereby elected as an officer of the Company, holding the respective office or offices indicated opposite his or her name. Except for the officers designated in this Section 9.1(d), officers will be elected by the Manager. Each officer will serve until his death, permanent disability, resignation or removal. An officer may resign at any time. An officer may be removed at any time, with or without cause, by the Manager. The Company’s officers will have such authority and shall perform such functions as specified by the Manager or as otherwise are customarily incident to their respective offices, in all cases subject to direction of the Manager. An officer will not be entitled to compensation from the Company or a Subsidiary. An officer will be entitled to reimbursement from the Company for reasonable expenses incurred in the performance of his or her duties as an officer, subject to the expense reimbursement policies approved by the Manager, if any.

(e)          Notwithstanding anything contained herein to the contrary, after giving effect to any amendment hereof proposed by the Manager (which amendment shall be deemed executed and delivered by the parties upon the consummation of the contemplated transaction), the timing and amounts distributable to ArchCo and Smith LLC pursuant to Section 6.3 shall not be adversely affected by, and no other material right of ArchCo or Smith LLC hereunder (collectively, “Minority Material Rights”) shall be effectively subordinated or otherwise diminished by reason of, any determination by the Manager to (i) accept Capital Contributions on terms other than the terms that would be applicable if such additional Capital Contribution were made by Bluerock pursuant to the terms hereof or (ii) enter into any agreement regarding a direct or indirect contribution of the Property, or a reorganization, merger or other consolidation of the Company or a Subsidiary, or a sale of the Property to an entity in which Bluerock or an Affiliate is a buyer (in each case, a “Ownership Restructuring”). Exhibit B attached hereto and made a part hereof discusses certain potential transactions and illustrates how the terms of this Section 9.1(e) are intended to apply thereto. Manager shall deliver to ArchCo and Smith LLC copies of final term sheets and material drafts of material agreements regarding any proposed Ownership Restructuring. No proposed Ownership Restructuring shall become effective until at least ten (10) Business Days after the final forms of all material documents and agreements regarding the Ownership Restructuring (the “Final Restructuring Documents”) have been delivered to ArchCo and Smith LLC. ArchCo and Smith LLC each shall promptly deliver to the Manager in writing any and all objections it may have that the proposed Ownership Restructuring will adversely affect Minority Material Rights, so that Manager may in its sole discretion take them into account with respect to determining the Final Restructuring Documents. The Members and the Manager agree that an action for damages will not provide an adequate or timely remedy to compensate ArchCo and Smith LLC for a violation of Minority Material Rights under this Section 9.1(e). Accordingly, the Members and the Manager agree that an injunction is an appropriate remedy to prevent violation of Minority Material Rights under this Section 9.1(e) with respect to any Ownership Restructuring and ArchCo and/or Smith LLC shall be entitled to seek entry of such an injunction in the Courts of New York as provided in Section 16 below.

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9.2           Affiliate Transactions. Subject to Sections 9.1(b) and 9.5, no agreement shall be entered into by the Company or any Subsidiary with the Manager or any Affiliate of the Manager and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been unanimously approved by the Members, which approvals shall not be unreasonably withheld, conditioned or delayed.

9.3           Right to Participation in Other Ventures. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Member or its Affiliates or in the income or proceeds derived from such ventures, activities or opportunities. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the Manager or its Affiliates or in the income or proceeds derived from such ventures, activities or opportunities.

9.4           Limitation on Actions of Members; Binding Authority. No Member (in its capacity as such) shall, without the prior written consent of the Manager, take any action on behalf of, or in the name of, the Company or any Subsidiary, or enter into any contract, agreement, commitment or obligation binding upon the Company or any Subsidiary, or perform any act in any way relating to the Company or any Subsidiary or the assets of the Company or any Subsidiary, except in a manner and to the extent consistent with authority specifically granted by another provision of this Agreement, the Project Administration Agreement or the Development Agreement.

9.5           Project Administration Agreement. The Company has caused the Property Owner to enter into the Development Agreement with Development Manager and to join in the Project Administration Agreement with the Development Manager and Project Manager.

9.6           Operation in Accordance with REIT Requirements. The Manager shall exercise commercially reasonable efforts to cause the Company to own, operate and dispose of its assets such that the nature of all of the Company’s assets and gross revenues (as determined pursuant to Code Sections 856(c)(2), (3) and (4)) would permit the Company to (i) qualify as a REIT (assuming for this purpose that the Company otherwise qualified as a REIT) and (ii) avoid incurring any tax on either prohibited transactions under Code Section 857(b)(6) or on re-determined rents, re-determined deductions, and excess interest under Code Section 857(b)(7) (determined as if the Company were a REIT).  In addition, the Company shall make current cash distributions pursuant to Section 6.3 hereof during each calendar year in an amount at least equal to the taxable income allocable to Bluerock for such calendar year.

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9.7           FCPA. In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party. Each Member agrees to notify immediately the other Member of any request that such Member receives, or that is received by any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, and that requests such member or other person to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

9.8           Lender Notices; Reports. Without limiting any other obligations of Manager hereunder, Manager shall promptly send to Smith LLC and ArchCo copies of (i) all notices given by Construction Lender or Mezzanine Lender to the Company or the Property Owner and, to the extent received by the Manager, notices given by Construction Lender or Mezzanine Lender to any of the representatives of the Company or the Property Owner, in each cases with respect to any of the Loans, including, but not limited to, notices concerning the Property and/or the development thereof, and (ii) all reports and filings provided to Construction Lender or Mezzanine Lender by the Manager on behalf of the Company or the Property Owner.

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Section 10.	Confidentiality.

10.1         Confidential Information. Any information relating to the business, operation or finances of a Member or any of its Affiliates which are proprietary to the Member or its Affiliate, or considered proprietary by the Member, are hereinafter referred to as “Confidential Information”. All information in tangible form (plans, writings, drawings, computer software and programs, etc.) provided to a receiving Member or any of its Affiliates, and any information conveyed orally or visually to a receiving Member or any of its Affiliates, shall be presumed to be Confidential Information at the time of delivery to the receiving Member or its Affiliate. All Confidential Information received by a Member or any of its Affiliates shall be protected by such Member from disclosure with the same degree of care with which such Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose or allow any Affiliate to disclose Confidential Information to any Person except to its Affiliates and those employees or representatives of it or its Affiliates who need to know such Confidential Information in connection with the conduct of the business of the Company and its Subsidiaries or the Member or its Affiliates and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its Affiliates not any of the employees or representatives of it or any of its Affiliates will use the Confidential Information of another Member or any of its Affiliates for any purpose other than in connection with the conduct of the business of the Company and its Subsidiaries; provided, however, that such restrictions shall not apply if such Confidential Information:

(i)          is or hereafter becomes public, other than by breach of this Agreement;

(ii)         was already in the possession of the receiving Member or its Affiliates prior to any disclosure of the Confidential Information to the receiving Member or its Affiliates by the divulging Member or its Affiliates;

(iii)        is being disseminated by or on behalf of Bluerock in connection with its or its Affiliates’ procurement of institutional debt or equity capital for the Property or other projects on which it and an Affiliate of another Member are working together; or

(iv)        has been or is hereafter obtained by the receiving Member or its Affiliates from a third party not bound by any confidentiality obligation with respect to the Confidential Information;

provided, further, that nothing herein shall prevent any Member or its Affiliates from disclosing any portion of such Confidential Information (1) to the Company or a Subsidiary and allowing the Company or a Subsidiary to use such Confidential Information in connection with the business of the Company or a Subsidiary, (2) pursuant to judicial order or in response to a governmental inquiry, a subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the Member who divulged the Confidential Information or whose Affiliate divulged the Confidential Information, (3) as necessary or appropriate in connection with or to prevent an audit by a governmental agency of the accounts of a Member or its Affiliates, (4) in order to initiate, defend or otherwise pursue legal proceedings among Members and Affiliates of Members the regarding this Agreement, the Company or a Subsidiary or transactions contemplated by this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representative.

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10.2         Company Information. The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and the Subsidiaries and their respective businesses, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company or a Subsidiary. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10.2. A Member will not be in breach of this Section 10.2 if the Member or its Affiliates disclose any such information under circumstances that would be permitted for disclosure of Confidential Information under Section 10.1.

10.3         Pursuit of Company Opportunity. Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.3, to the extent a Member or any of its Affiliates (the “Pursuer”) provides another Member or its Affiliates with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company or a Subsidiary, such other Member (i) shall not use such information or allow any of its Affiliates to use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer and its Affiliates so long as the Pursuer or an Affiliate is actively pursuing such opportunity on behalf of the Company or a Subsidiary and (ii) shall not, and shall not allow any of its Affiliates to, disclose such information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer or its Affiliates.

Section 11.	Representations and Warranties.

11.1         In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2	Representations and Warranties. Each Member hereby represents and warrants that:

(a)          Due Incorporation or Formation; Authorization of Agreement. Such Member is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

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(b)          No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement, limited liability company agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of the properties or assets of such Member or any of its Affiliates is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)          Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)          Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member and its Affiliates; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or the ability of such Member (or any of its Affiliates) to carry out the transactions contemplated hereby or to have a material adverse effect on the consolidated financial condition of such Member and its Affiliates.

(e)          Investigation. Such Member is acquiring its Interest based upon its own investigation, analysis and expertise, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to its Interest.

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(f)          Broker. No broker, agent or other person acting as such on behalf of such Member or any of its Affiliates was instrumental in consummating this transaction, and no conversations or prior negotiations were had by such Member or any of its Affiliates with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)          Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)	Securities Matters.

(i)          Such Member acknowledges that none of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act and state securities laws based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)         Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)        Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and neither such Member nor any of its Affiliates has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iv)        Such Member is not relying on the Company or any of its Subsidiaries or any of their respective officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(v)         Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered, or an exemption from registration is available, under the Securities Act and applicable state securities laws. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement or restrictions applicable under the Securities Act or applicable state securities laws.

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(vi)        Such Member and its Affiliates have adequate means for providing for their current financial needs and anticipated future needs and possible contingencies and emergencies and have no need for liquidity in the investment in the Interests.

(vii)       Such Member has, directly or through its Affiliates, significant prior investment experience, including investment in non-listed and non-registered securities. Such Member, either directly or through its Affiliates, is knowledgeable about investment considerations. Such Member and its Affiliates have a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. The overall commitment of such Member and its Affiliates to investments which are not readily marketable is not excessive in view of the net worth and financial circumstances of such Member and its Affiliates and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(viii)      The information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company or the Manager with regard to such Member and its Affiliates (to the extent such writings relate to the exemption from registration of Interests under the Securities Act or any state securities laws) is complete and accurate and may be relied upon by the Company, the Manager and the other Members in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.	Sale, Assignment, Transfer or other Disposition.

12.1         Prohibited Transfers. Except as otherwise provided in this Section 12 or Section 5.7, 14.5 or 15, or as approved by the Manager, no Member shall cause, suffer or permit any Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect. For purposes hereof, unless approved by the Manager, any Transfer of any direct or indirect interest in a Member shall constitute a Transfer of such Member’s Interest, except as follows: (i) any indirect Transfer of an ownership interest in ArchCo shall be permitted so long as Neil Brown at all times retains a direct or indirect ownership interest of an at least 51% in ArchCo; (ii) any Transfer of a direct or indirect ownership interest in Bluerock REIT or Bluerock Special Opportunity + Income Fund II, LLC shall be permitted; (iii) any Transfer between Bluerock REIT and Bluerock Special Opportunity + Income Fund II, LLC shall be permitted so long as either or both of them collectively at all times retain a direct or indirect ownership interest of at least 51% in the Company; and (iv) any direct or indirect Transfer of an ownership interest in Smith LLC shall be permitted so long as J. Bradford Smith at all times retains a direct or indirect ownership interest of an at least 51% in Smith LLC.

12.2         Affiliate Transfers. Subject to the provisions of Section 12.3 hereof, and subject in each case to the prior written approval of the Manager (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, but thereafter such Affiliate shall remain an Affiliate of the original Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of the original Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer, whereupon the original Member shall, at its own and sole expense, cause the Interest to be returned to it and shall indemnify the Company, each Subsidiary, the Manager and the other Members against loss or damage under any Collateral Agreement.

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12.3	Admission of Transferee; Limits on Transfer; Partial Transfers.

(a)          Notwithstanding anything in this Section 12 to the contrary and except as provided in Section 14.5 or 15, no Transfer of Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3. Such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company, each Subsidiary, the Manager and the other Members in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the Manager as may be required by applicable law or as the Manager otherwise considers advisable.

(b)          Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Manager determines in its sole discretion that:

(i)          the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)         as a result of such Transfer the Company would be required to register under the Securities and Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iii)        if as a result of such Transfer the aggregate value of Interests held by “benefit plan investors”, including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(iv)        as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 12.3(b)(iv), a Person indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (a “Flow-Through Entity”) shall be considered a Member, but only if (i) substantially all of the value of such Person’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Manager, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation; or

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(v)         the transferor failed to comply with the provisions of Sections 12.1 or 12.2.

(c)          No Member shall permit any Transfer of its Interest that is prohibited by the Construction Financing Documents or the loan documents for any other loan made to the Company or a Subsidiary, or permit any person who holds a direct or indirect ownership interest in such Member to complete a transfer or encumbrance of any such ownership interest that is prohibited by the Construction Financing Documents or the loan documents for any other loan made to the Company or a Subsidiary, or permit the issuance of any additional ownership interest in such Member or any person who holds a direct or indirect ownership interest in such Member that is prohibited by the Construction Financing Documents or the loan documents for any other loan made to the Company or a Subsidiary. Each Member agrees to indemnify, defend and hold harmless the Company, each Subsidiary, the Manager and the other Members and the respective Affiliates of the Manager and the other Members against any and all claims, suits, actions or other proceedings and all related loss, cost, damage, expense or liability (including fees and expenses of attorneys and other professional advisors and court costs) incurred by any such indemnified parties by reason of any violation of this Section 12.3(c).

(d)          The Manager may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4         Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement, or as otherwise permitted under the terms of this Agreement, and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. Except as otherwise provided in this Agreement, no Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

12.5         Removal. If Project Manager fails to use commercially reasonable efforts to perform its obligations under the Project Administration Agreement, and such failure continues for a period of 30 days after the Development Manager gives written notice of such failure to Project Manager, then ArchCo may be removed as a Member of the Company and upon such removal ArchCo shall have no further Interest in the Company. Such removal shall not alter ArchCo’s rights under any indemnification or any agreement for ArchCo’s benefit pursuant to Section 14.3. On removal of ArchCo, the Bluerock Percentage Interest will be increased automatically, without further action by any Member, the Manager or the Company, by the Percentage Interest previously held by ArchCo.

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Section 13.	Dissolution.

13.1         Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13 and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2         Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(i)          the expiration of the specific term set forth in Section 2.5;

(ii)         at any time after the sale of the Property at such time as determined by the Manager;

(iii)        by the unanimous approval of the Members in writing;

(iv)        at any time there are no Members (unless otherwise continued in accordance with the Act); or

(v)         the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3         Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)          The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)          The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Manager as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)          Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2, and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)          The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)          to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment); and

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(ii)         the balance, if any, to the Members in accordance with Section 6.3.

13.4         Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Manager is expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.	Indemnification.

14.1	Exculpation of Members and Manager.

(a)          No Member, Manager, or officer of the Company shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company or any Subsidiary, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member, Manager, or officer or the willful breach of any obligation under this Agreement; provided, however, that no Member, Manager, or officer of the Company shall be liable to the Company or to the other Members for special, incidental, consequential, or punitive damages.

(b)          Whenever in this Agreement the Manager is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, the Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, and such act does not constitute a bad faith violation of the implied contractual covenant of good faith and fair dealing, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of its Affiliates or their respective shareholders, partners, members, employees, agents or representatives.

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14.2	Indemnification by Company.

(a)          The Company hereby indemnifies, holds harmless and defends the Members, the Manager, the officers of the Company, any Affiliate of a Member or the Manager (including but not limited to J. Bradford Smith and Bluerock REIT) and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage, injury, costs, claims and liabilities suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or a Subsidiary or in furtherance of the interests of the Company or a Subsidiary, except as a result of acts or omissions performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the Person seeking indemnification or another Person related to the same Member as the Person seeking indemnification or as a result of the willful breach of any obligation under this Agreement by the Person seeking indemnification or another Person related to the same Member as the Person seeking indemnification, (ii) the provision of guaranties, indemnities or similar undertakings to third party lenders in respect of financings relating to the Company or a Subsidiary or any of their respective assets (including the Property), including, without limitation, any of the Construction Financing Guaranties, but specifically excluding from such indemnity by the Company any so called “bad boy” guaranties or similar agreements to the extent, loss, expense, damage, injury, costs, claims and liabilities arises out of any such triggering event thereunder on the part of the Person seeking indemnification or another Person related to the same Member as the Person seeking indemnification, (iii) their status as Members, Manager, employees or officers of the Company or association with a Member or the Manager, or (iv) the assets, property, business or affairs of the Company or any of its Subsidiaries (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), except as a result of acts or omissions performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the Person seeking indemnification or another Person related to the same Member as the Person seeking indemnification or as a result of the willful breach of any obligation under this Agreement by the Person seeking indemnification or another Person related to the same Member as the Person seeking indemnification. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

(b)          If Manager gives ArchCo notice that: (i) a lender or institutional investor to the Company or a Subsidiary requires a completion guaranty from ArchCo, ArchCo shall provide such completion guaranty provided that Bluerock REIT indemnifies the guarantor under such completion guaranty from and against any losses thereunder not caused by breach of the Project Administration Agreement by such guarantor, ArchCo or an Affiliate; or (ii) a lender or institutional investor to the Company or a Subsidiary requires a so-called bad-boy guaranty from ArchCo, ArchCo shall provide such bad-boy guaranty provided that the Members shall enter into a backstop agreement mutually agreeable to the Members to allocate the risk of loss to the responsible Member whose acts or omissions (or whose Affiliate’s acts or omissions) were the cause for tripping any such bad-boy guaranty.

14.3	Indemnification by Members.

(a)          ArchCo hereby indemnifies, defends and holds harmless the Company, each Subsidiary, and Bluerock and Smith LLC and each of their respective Affiliates, as well as the respective agents, officers, directors, members, partners, shareholders and employees of Bluerock and Smith LLC and each of their respective Affiliates, from and against all loss, expense, damage, injury, costs, claims and liabilities suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) as a result of or arising out of (i) any fraud, gross negligence or willful or wanton misconduct on the part of, or by, ArchCo or any of its Affiliates or any of its agents, officers, directors, members, partners, shareholders and employees, (ii) any loss, expense, damage, injury, costs, claims and liabilities under so called “bad boy” guaranties or similar agreements to the extent the loss, expense, damage, injury, costs, claims and liabilities arises out of any such triggering event thereunder on the part of ArchCo or any of its Affiliates or any of its agents, officers, directors, members, partners, shareholders and employees or (iii) any breach of any obligation of the ArchCo under this Agreement.

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(b)          Bluerock hereby indemnifies, defends and holds harmless the Company, each Subsidiary, and ArchCo and Smith LLC and each of their respective Affiliates, as well as the respective agents, officers, directors, members, partners, shareholders and employees of ArchCo and Smith LLC and each of their respective Affiliates, from and against all loss, expense, damage, injury, costs, claims and liabilities suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) as a result of or arising out of (i) any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Bluerock or any of its Affiliates or any of its agents, officers, directors, members, partners, shareholders and employees, (ii) any loss, expense, damage, injury, costs, claims and liabilities under so called “bad boy” guaranties or similar agreements to the extent the loss, expense, damage, injury, costs, claims and liabilities arises out of any such triggering event thereunder on the part of Bluerock or any of its Affiliates or any of its agents, officers, directors, members, partners, shareholders and employees, (iii) any breach of any obligation of Bluerock under this Agreement or (iv) the failure of the Property Owner to fulfill its obligations to make payments to the Project Manager due under the Project Administration Agreement in accordance with its terms.

(c)          Smith LLC hereby indemnifies, defends and holds harmless the Company, each Subsidiary, and ArchCo and Bluerock and each of their respective Affiliates, as well as the respective agents, officers, directors, members, partners, shareholders and employees of ArchCo and Bluerock and each of their respective Affiliates, from and against all loss, expense, damage, injury, costs, claims and liabilities suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) as a result of or arising out of (i) any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Smith LLC or any of its Affiliates or any of its agents, officers, directors, members, partners, shareholders and employees, (ii) any loss, expense, damage, injury, costs, claims and liabilities under so called “bad boy” guaranties or similar agreements to the extent the loss, expense, damage, injury, costs, claims and liabilities arises out of any such triggering event thereunder on the part of Smith LLC or any of its Affiliates or any of its agents, officers, directors, members, partners, shareholders and employees or (iii) any breach of any obligation of Smith LLC under this Agreement.

14.4	General Indemnification Terms.

(a)          The indemnification rights under this Section 14 do not extend to special, incidental, consequential, or punitive damages, except to the extent that the special, incidental, consequential, or punitive damages are recovered from the indemnified party by a third-party not affiliated with a Member or the Manager.

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(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of a Member under this Section 14 shall be limited to such Member’s Interest in the Company.

(c)          Any Person entitled to indemnification pursuant to this Section 14.4 is referred to herein as an “Indemnified Party”. The terms of this Section 14 shall survive termination of this Agreement.

14.5	Pledge of Company Interest.

(a)          As security for the indemnity obligations of such Member under Section 14.3 (the “Inducement Obligation”), but subject to the limitation in Section 14.4(b), each Member grants to the other Members and the Manager and the Indemnified Parties associated with the other Members and the Manager a lien upon and a continuing security interest in the Member’s Interest in the Company and all proceeds thereof, including all payments due or to become due to the Member hereunder (collectively, the “Indemnity Collateral”). Any Transfer by a Member of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by the other Members and the Manager.

(b)          The other Members and the Manager and the Indemnified Parties associated with the other Members and the Manager shall each have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and each Member agrees to take all such actions as may be reasonably requested of it by other Members or the Manager to ensure that other Members and the Manager and the Indemnified Parties associated with the other Members and the Manager can realize on such security interest.

(c)          In the event an Indemnified Party obtains a judgment on account of an Inducement Obligation, then the Indemnified Party shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by any other Person, to have acquired from the Indemnifying Party such portion of the Indemnity Collateral as shall be equal in value to the amount of the judgment, provided, at the request of the Indemnified Party, the Member who owns the Indemnity Collateral shall execute and deliver to the Indemnified Party an amendment to this Agreement to reflect the change in the Interests.

(d)          The rights provided in this Section 14.5 (i) shall be subject to the limitations of enforceability as provided in Section 14.4(b) and (ii) shall not be enforceable if doing so would trigger liability under, or otherwise violate the provisions of, the Construction Financing Documents.

14.6         Exclusivity of Remedies. The remedies provided in this Section 14 constitute the sole and exclusive remedies available to the Company, ArchCo, Smith LLC and Bluerock with respect to matters addressed in this Agreement; provided, however, that this Section 14.6 does not extend to, or limit rights or obligations under, separate contracts to which one or more of the Company, ArchCo, Smith LLC and Bluerock may be parties, including the Project Administration Agreement and the Development Agreement.

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Section 15.	Put/Call Agreement.

15.1         Call Option. At any time after the earlier to occur of (i) twenty four (24) months following Final Completion, or (ii) twelve (12) months following Property Stabilization, Bluerock or its designee (for purposes of this Section 15, references to “Bluerock” means Bluerock or such designee, as appropriate) shall have the right, but not the obligation, to purchase and acquire all, but not less than all, of ArchCo’s Interest in the Company for the Put/Call Purchase Price thereof by delivering written notice of such election (the “Call Election Notice”) to ArchCo (the “Call Option”). Upon delivery of the Call Election Notice to ArchCo, which shall be the effective date of the Call Election Notice, the obligation of Bluerock to purchase and acquire ArchCo’s entire Interest in the Company for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent, and the obligation of ArchCo to sell and transfer ArchCo’s entire Interest in the Company to Bluerock for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent.

15.2         Put Option. At any time after the earlier to occur of (i) twenty four (24) months following Final Completion, or (ii) twelve (12) months following Property Stabilization, ArchCo shall have the right, but not the obligation, to elect to require Bluerock or its designee (for purposes of this Section 15, references to “Bluerock” means Bluerock or such designee, as appropriate) to purchase and acquire all, but not less than all, of ArchCo’s Interest in the Company for the Put/Call Purchase Price thereof by delivering written notice of such election (the “Put Election Notice”) to Bluerock (the “Put Option”). Upon delivery of the Put Election Notice to Bluerock, which shall be the effective date of the Put Election Notice, the obligation of Bluerock to purchase and acquire ArchCo’s entire Interest in the Company for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent, and the obligation of ArchCo to sell and transfer ArchCo’s entire Interest in the Company to Bluerock for the Put/Call Purchase Price thereof shall be expressly irrevocable and non-contingent.

15.3	Determination of Put/Call Purchase Price.

(a)          General. The purchase price for ArchCo’s Interest (the “Put/Call Purchase Price”) in connection with the Call Option or the Put Option shall be determined in the manner set forth below in this Section 15.3. For a period of thirty (30) days after the effective date of the Put Election Notice or the Call Election Notice (whichever is applicable, the “Put/Call Election Notice”), Bluerock and ArchCo shall negotiate in good faith in an effort to agree upon the fair market value of the Property (“FMV”). If Bluerock and ArchCo agree upon the FMV within such thirty (30) day period, then the price so agreed upon shall be the FMV. If Bluerock and ArchCo do not so agree upon the FMV within such thirty (30) day period, then Bluerock and ArchCo shall submit to each other a proposed FMV. If the two proposed FMVs that are submitted by Bluerock and ArchCo are within ten percent (10%) of each other (using the lower number as the percentage base), then the FMV shall be the average of the proposed FMVs of Bluerock and ArchCo. If the proposed FMVs of Bluerock and ArchCo are not within ten percent (10%) of each other, then the FMV shall be determined as described below in Section 15.3(b).

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(b)          Determination of FMV. If this Section 15 applies, the FMV shall be determined by one (1) or more qualified commercial real estate brokers with at least five (5) years’ experience with the purchase and sale of real estate projects similar to the Property. Bluerock and ArchCo shall negotiate in good faith in an effort to agree on one (1) broker within ten (10) days after the expiration of the thirty (30) day period set forth above. In the event that the Members cannot agree on a broker within such ten (10) day period, each Member shall appoint its own broker and the two brokers shall then decide on a third broker. If the two (2) selected brokers fail to appoint a third (3rd) broker within ten (10) days following the expiration of the ten (10) day negotiation period, either Bluerock or ArchCo may petition a court of competent jurisdiction to appoint a third (3rd) broker, in the same manner as provided for the appointment of an arbitrator by the American Arbitration Association. If either Bluerock or ArchCo fails to suggest such a broker, or appoint such a broker, as the case may be, within the time period specified, the broker duly appointed by the other Member shall proceed to evaluate the proposed FMVs submitted by Bluerock and ArchCo (the “Evaluation”) as herein set forth, and the determination of such broker shall be conclusive on all the Members. The broker or three (3) brokers, as the case may be, shall promptly fix a time for the completion of the Evaluation, which shall not be later than thirty (30) days from the effective date of appointment of the last broker. The broker(s) shall determine the FMV by evaluating both Members proposed FMVs in light of the fair market value of the Property, such fair market value being the fairest price estimated in the terms of money that the Company could obtain if the Property was sold in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the business of the Property at the time of the delivery of the Put/Call Election Notice. The broker(s) shall select the proposed FMV of the Member which each such broker deems most accurate in light of its analysis. In the event that three (3) brokers are involved in the Evaluation, the decision of any two (2) brokers with respect to either Member’s proposed FMV shall constitute selection of such FMV.

(c)          Determination of Put/Call Purchase Price. The Members shall determine within fifteen (15) days after the determination of the FMV the amount of cash that would be distributed to each Member pursuant to Section 6.3 if (i) the assets of the Company were sold for their fair market value as of the effective date of the Put/Call Election Notice, (ii) the liabilities of the Company (excluding any prepayment penalties or fees contained in any financing documents secured by the assets of the Company) are paid in full, and (iii) any remaining amounts were distributed to the Members pursuant to Section 6.3. One hundred percent (100%) of the amount which would be distributed to ArchCo pursuant to Section 6.3 shall be deemed the Put/Call Purchase Price.

(d)          Payment of Costs. Bluerock shall pay for the services of the broker appointed by Bluerock, and ArchCo shall pay for the services of the broker appointed by ArchCo. The cost of the services of the third (3rd) broker, if any, shall be paid by the Company as a closing cost.

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15.4         Closing Process. The Members shall fix a closing date (the “Put/Call Closing Date”) which shall be not later than sixty (60) days after the determination of the Put/Call Purchase Price for ArchCo’s Interest in the Company in accordance with Section 15.3. The closing shall take place on the Put/Call Closing Date at the principal office of Bluerock or through escrow with a national title company. The purchase price for ArchCo’s Interest shall be paid in immediately available funds and ArchCo shall convey good and marketable title to its Interest to Bluerock free and clear of all liens and encumbrances. Each Member shall cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of ArchCo’s Interest by Bluerock. The Manager shall prepare (and the parties shall agree upon) a balance sheet for the Company as of the date of determination of the Put/Call Closing Date showing all items of income and expense of the Company earned or accrued, and such income and expenses shall be prorated between Bluerock and ArchCo as of the Put/Call Closing Date (based on ArchCo’s Interest before the Put/Call Closing Date). All other costs shall be borne by the party who customarily bears such costs in real estate transactions in the county where the Property is located. Any risk of casualty or loss before the Put/Call Closing Date shall be borne by Bluerock, who shall succeed to ArchCo’s interest in all rights to insurance proceeds or condemnation awards. Unless required by any applicable loan documents, in no event shall Bluerock be required to repay or to cause the Company to repay any indebtedness of the Company at such closing except for the repayment of any loans made by ArchCo to the Company. Effective as of the closing for the purchase of ArchCo’s Interest, ArchCo shall withdraw as a member of the Company. In connection with any such withdrawal, Bluerock may cause any nominee designated by Bluerock to be admitted as a substituted Member of the Company. ArchCo hereby constitutes and irrevocably appoints Bluerock as ArchCo’s true and lawful attorney-in-fact upon the occurrence of a default by ArchCo under this Section 15 for the purpose of carrying out the provisions of this Section 15 and taking any action and executing any document, instrument and/or agreement that Bluerock deems necessary or appropriate to accomplish the purposes of this Section 15, including, without limitation, the transfer of ArchCo’s Interest in the Company to Bluerock in accordance with this Section 15. This power-of-attorney shall be irrevocable as one coupled with an interest. On or before the closing of a purchase and sale held pursuant to this Section 15, Bluerock shall provide written releases to ArchCo and any Affiliate of ArchCo from all liabilities, if any, of the Company for which ArchCo and Affiliates of ArchCo may have personal liability and from all guaranties of such liabilities of the Company previously executed by ArchCo and any Affiliates of ArchCo.

15.5         Termination of Related Party Contracts. Upon the closing of any purchase and sale pursuant to this Section 15, any agreement of the Company, the Property Owner or any other Subsidiary to which ArchCo or an Affiliate of ArchCo is a party shall terminate at the election of either Bluerock or ArchCo without the payment of any termination fee and/or penalty, if any, thereunder.

Section 16.	Miscellaneous.

16.1         Notices

(a)          All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via email (provided such email is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

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If to Bluerock:

BR Morehead JV Member, LLC

c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: R. Ramin Kamfar

Email: rkamfar@bluerockre.com

with a copy to:

BR Morehead JV Member, LLC

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: Michael Konig, Esq.

Email: mkonig@bluerockre.com

If to ArchCo:

WMH Sponsor LLC

c/o ArchCo Residential LLC
6820 Cypress Point North, #29

Austin, Texas 78746

Attention: Neil T. Brown & Dorrie Green
Email: neil@ntbrown.com@archcoresidential.com & dgreen@archcoresidential.com with a copy to:

Polsinelli

1401 Lawrence Street, Suite 2300

Denver, Colorado 80202

Attention: Mike Shomo

Email: mshomo@polsinelli.com

If to Smith LLC:

TG-BR Partners, LLC

3350 Riverwood Parkway, Suite 750

Atlanta, GA 30339

Attention: J. Bradford Smith and Matt Prince

Email: bsmith@tpa-grp.com and mprince@tpa-grp.com

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with a copy to:

Holt Ney Zatcoff & Wasserman, LLP

100 Galleria Parkway, Suite 1800

Atlanta, GA 30339

Attention: Richard P. Vornholt, Esq.

Email: rvornholt@hnzw.com

(b)          Each such notice shall be deemed delivered (i) on the date delivered if by hand delivery or messenger or overnight courier service or email and (ii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following Business Day after the actual day of delivery).

(c)          By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

16.2         Governing Law. This Agreement and the rights of the Members and the Manager hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that venue for any and all matters involving this Agreement shall be established solely in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding.

16.3         Successors16.4. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

16.4         Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. Unless otherwise appropriate for the context, references in this Agreement to a “party” means a Member (whether a signatory to this Agreement or a person admitted to the Company as a Member at a later time) or the Manager.

16.5         Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

16.6         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

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16.7         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement among the parties relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control. No amendment or waiver by a party shall be enforceable against such party unless it is in writing and duly executed by such party.

16.9         Further Assurances. Each party agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

16.10         No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members, the Manager and the Company, and no other person (including, without limitation, any creditor of the Company) shall have any right or claim against any Member or the Manager by reason of those provisions or be entitled to enforce any of those provisions against any Member or the Manager.

16.11         Incorporation by Reference. Every Exhibit attached to this Agreement is incorporated in this Agreement by reference.

16.12         Limitation on Liability. Except as set forth in Section 14, the Members or the Manager shall not be bound by, or be personally liable for, by reason of being a Member or the Manager, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member (including, in the case of Bluerock, in its capacity as the Manager) shall be limited solely to the amount of its Capital Contributions as provided under Section 5.1. Except as set forth in Section 14.3, any claim against any Member (including, in the case of Bluerock, in its capacity as the Manager) (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d)(ii) hereof. Except as set forth in Section 14.3, any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question (including, in the case of Bluerock, in its capacity as the Manager) arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

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16.13         Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member or the Manager shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member or the Manager under the provisions of this Agreement or given to a Member or the Manager by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party involved in the dispute the reasonable attorney’s fees and costs incurred in connection therewith.

16.14         No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member or the Manager shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member or the Manager to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member or the Manager by reason of such breach be deemed a waiver by a Member or the Manager of its remedies and rights with respect to such breach.

16.15         Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Member agrees that neither it nor any of its Affiliates or their respective agents or representatives is granted a license to use or shall use the name of another Member or any of its Affiliates under any circumstances whatsoever. Any change in the name of the Property must be approved by Manager.

16.16         Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members and the Manager, for the benefit of such Members and the Manager, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section 16.17 and to assign such Interest only to such Persons who agree to be similarly bound.

16.17         Uniform Commercial Code. The interest of each Member in the Company shall be an “uncertificated security” governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an “uncertificated security” thereunder.

16.18         Public Announcements. Neither a Member nor any of its Affiliates shall, without the prior approval of the Manager, issue any press releases or otherwise make any public statements with respect to the Company or a Subsidiary or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange, but then only so long as such Member or such Affiliate has used reasonable efforts to obtain the approval of the Manager prior to issuing such press release or making such public disclosure..

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16.19         No Construction Against Drafter. This Agreement has been negotiated and prepared by Bluerock, Smith LLC and ArchCo and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

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IN WITNESS WHEREOF, this Agreement is executed by the Members and the Manager, effective as of the date first set forth above.

BLUEROCK:

BR MOREHEAD JV MEMBER, LLC, a Delaware limited liability company

By:	Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company, its Manager

By:	BR SOIF II Manager, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of
BR ArchCo Morehead JV, LLC]

ARCHCO:

WMH SPONSOR LLC, a Delaware limited liability company

By:	/s/ Neil T. Brown
Name: Neil T. Brown
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of
BR ArchCo Morehead JV, LLC]

SMITH LLC:

TG-BR PARTNERS, LLC, a Georgia limited liability company

By:	/s/ J. Bradford Smith
Name: J. Bradford Smith
Title: Manager

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of
BR ArchCo Morehead JV, LLC]

Exhibit A

Capital Contribution Amounts

Member Name	Unreturned Capital Contribution	Effective Date Cap- ital Contribution	Total Effective Date Capital

Bluerock	$6,074,755.63	$11,463,300.37	$17,538,056.00
ArchCo	$0.00	$0.00	$0.00
Smith LLC	$0.00	$417,500.00	$417,500.00

Exhibit B

Examples of the application of Section 9.1(e)

Example 1.

Proposed Transaction:

Bluerock determines to admit a new member to the Company who agrees to make Capital Contributions (which Bluerock would otherwise be permitted to make hereunder) subject to receipt of a preferred 12% IRR and 10% of all Distributable Funds thereafter.

Application of Section 9.1(e):

The Proposed Transaction is permitted without consent of ArchCo or Smith LLC. Sections 6.3(e)-(g) would be modified to provide for distributions to be made as follows:

(i)          First, to the Members, in equal priority, the amounts necessary for (A) the new member to achieve its 12% IRR on its Unreturned Capital Contributions, (B) each of the Members (other than the new member) to achieve a 15% IRR on the Unreturned Capital Contributions and the unpaid portion of the Special Distribution due it and (C) the amount required to achieve a 15% IRR on the Unreturned Capital Contributions of the new member (above the 12% IRR to the new member) to be divided 90% to Bluerock and 10% to new member;

(ii)           Second, to the Members, pari passu, until each Member has received the Unreturned Capital Contributions and the unpaid portion of the Special Distribution due it; and

(iii)           Third, 10% to new member, 73.1% to Bluerock, 12% to ArchCo and 4.9% to Smith LLC.

For the avoidance of doubt, and notwithstanding any provisions herein to the contrary, any such modification will not adversely affect the priority or amount of distributions to J. Bradford Smith or Bluerock REIT under Section 6.3.

Example 2.

Proposed Transaction:

Bluerock determines to admit a new member who agrees to make a Capital Contribution (which Bluerock would otherwise be permitted to make hereunder) subject to receipt of a senior preferred 18% IRR and no residual interest.

Application of Section 9.1(e):

The Proposed Transaction is prohibited without consent of ArchCo and Smith LLC since it effectively results in a potential additional subordination of distributions to ArchCo and Smith LLC.

Example 3.

Proposed Transaction:

Same as example 1 but the transaction is to be structured as a contribution of the Property to a new limited liability company (“NewCo”) in which the Company and the new member are members.

Application of Section 9.1(e):

The Proposed Transaction is permitted without consent of ArchCo and Smith LLC provided that (i) after giving effect to the distribution provision under the operating agreement of NewCo and the terms of Section 6.3 of this Agreement, Distributable Funds (after distributions under Sections 6.3(a)-(d)) are distributable as provided in Example 1 above and (ii) after giving effect to any amendment hereof proposed by Bluerock to be entered into in connection with such contribution, the operating agreement of NewCo has provisions which are reasonably adequate for ArchCo and Smith LLC to directly or indirectly have substantially the same rights and remedies as are provided for herein.

Exhibit C

Officers of the Company

Jordan Ruddy	President and Treasurer
Michael Konig	Vice President and Secretary
Neil Brown	Vice President
Dorrie Green	Vice President